Filed under Rule 424(b)(3) of the Securities Act of 1933,
relating to Registration No. 333-134040

PROSPECTUS SUPPLEMENT

(To Prospectus Dated May 12, 2006)

Dividend Reinvestment and Stock Purchase Plan

1,000,000 Shares

Common Stock, $1 Par Value

This prospectus supplement relates to our Dividend Reinvestment and Stock Purchase Plan (the “Plan”).

You should read this prospectus supplement in conjunction with the prospectus dated May 12, 2006 (the “accompanying prospectus”), which is being delivered together with this prospectus supplement. This prospectus supplement is not complete without the accompanying prospectus and is qualified by reference to the accompanying prospectus, except to the extent that the information provided by this prospectus supplement supersedes information contained in the accompanying prospectus.

Our Common Stock is listed on the New York Stock Exchange (symbol “SWX”).

Investing in our Common Stock involves risks. See “Risk Factors” beginning on page 2 of the accompanying prospectus.

WE ENCOURAGE YOU TO READ THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS CAREFULLY AND TO KEEP THEM FOR FUTURE REFERENCE. THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. NEITHER THIS PROSPECTUS SUPPLEMENT NOR THE ACCOMPANYING PROSPECTUS IS AN OFFER TO SELL THESE SECURITIES, AND NEITHER IS A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is November 2, 2007.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document has two parts, the prospectus supplement and the accompanying prospectus. If there is any inconsistency between the information in this prospectus supplement and the information in the accompanying prospectus, you should rely on the information in this prospectus supplement.

The registration statement of which this prospectus supplement is a part, including the exhibits to that registration statement, provides additional information about us and the securities offered under this prospectus supplement and the accompanying prospectus. We have filed and plan to continue to file other documents with the Securities and Exchange Commission ( “SEC”) that contain information about us and our business. The registration statement and other reports can be read at the SEC Internet site at http://www.sec.gov.

Before investing in our Common Stock or participating in the Plan you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information incorporated into this prospectus supplement and the accompanying prospectus by reference as described under the heading “Incorporation of Certain Documents by Reference.”

RECENT AMENDMENTS TO THE PLAN

Effective June 1, 2007, the Plan was amended to, among other things, increase the minimum initial investment to join the Plan from $100 to $250 and to increase optional minimum payments from $25 to $50. In addition, the Plan was amended to include a traditional individual retirement account (“IRA”) option to permit Participants to acquire and hold our Common Stock in an IRA. Set forth below are modifications to the Plan description in the accompanying prospectus to reflect these amendments. Except as modified below, the Plan description shall not be deemed amended or superseded in any other respect.

Capitalized terms not otherwise defined herein, shall have the meanings given to them in the accompanying prospectus and the numbered question references below refer to the specific numbered questions in the accompanying prospectus that have been modified.

FEATURES

2.	What are the features of the Plan?

You may make an initial investment in shares of Common Stock by making a minimum payment of $250. Thereafter, you may invest in additional shares by making optional cash payments of no less than $50. Your initial investment and any optional cash payments in the aggregate may not exceed $100,000 per calendar year.

You also have the opportunity to set up a traditional individual retirement account (“IRA”) within the Plan to invest and hold shares of Common Stock. The IRA will be set up with an independent trustee and maintained by the Company as a part of the Plan.

You must reinvest all of your cash dividends automatically in additional shares of Common Stock when the total shares owned by you are less than 250 shares. If you own 250 or more shares, you have the option of receiving one-half of your dividends in cash. If you deposit and maintain all of your shares with the Plan for safekeeping purposes only, you will have the option of receiving all of your dividends in cash.

Full investment of funds is possible under the Plan because we will credit fractions of shares of Common Stock, as well as full shares, to your Plan account or accounts. In addition, we will credit dividends on fractional shares, as well as full shares, to your Plan account. We will provide simplified record keeping by preparing and distributing to you regular statements of Plan accounts.

ADMINISTRATION

3.	Who administers the Plan?

We administer the Plan, maintain records, send statements of Plan accounts to Participants and perform other duties relating to the Plan. We will appoint an independent Plan agent to act for you in purchasing and selling shares of our Common Stock in the open market through negotiated transactions and, under limited circumstances, from us. Subject to the objective of obtaining the lowest overall cost of shares purchased, the Plan agent will have full discretion in all matters relating to purchases and sale of such shares. We will register in the name of the nominee those shares purchased for you under the Plan, and the nominee will hold those shares for your Plan account until you otherwise instruct us.

We will maintain an escrow account to deposit all initial and optional payments. Dividends will also be deposited in such account during periods of time when Open Market Shares are being purchased for the Plan. Such account will be maintained with an independent broker-dealer or bank, as defined in the Securities Exchange Act of 1934, as amended.

The IRA option under the Plan will be administered by Marshall & lsley Trust Company N.A. (the “Trustee”) under the provisions of Section 408a of the Internal Revenue Code. The Company will make the IRA option available as a part of the Plan under the Prohibited Transaction Exemption 2006-09 granted by the U.S. Department of Labor. The Trustee will be responsible for the IRA trust agreement or other applicable disclosure documents relating to such agreement.

PARTICIPATION

6.	How does an eligible individual join the Plan?

•

If you are a shareholder of record, you may join the Plan by completing and returning an Enrollment Form. If you are a beneficial shareholder (i.e., the record shareholder is your nominee), evidence acceptable to us regarding your ownership of Common Stock will need to accompany the Enrollment Form.

•	If you are one of our natural gas customers, you may join the Plan by completing an Enrollment Form and returning it to us along with a minimum initial investment of $250.

•

If you are one of our employees and participate in our Employees’ Investment Plan, or EIP, you may join the Plan by completing and returning an Enrollment Form. If you are one of our employees and do not participate in the EIP, you may join the Plan by completing an Enrollment Form and returning it to us along with a minimum initial investment of $250.

•

If you are a resident of Arizona, California or Nevada and do not otherwise qualify to participate in the Plan, you may join the Plan by completing an Enrollment Form and returning it to us along with a minimum initial investment of $250.

We will furnish Enrollment Forms to you at any time upon your request to Shareholder Services, Southwest Gas Corporation, P.O. Box 98511, Las Vegas, Nevada 89193-8511, or by telephoning the Company at (800) 331-1119 or (702) 876-7280.

7.	When can an eligible individual join the Plan?

If you are one of our shareholders or one of our employees who is participating in the EIP, you may join the Plan at any time. If we receive an Enrollment Form on or before the record date for a dividend payment, reinvestment of dividends will begin with that dividend. If we receive an Enrollment Form after the record date, reinvestment of dividends will begin with the next dividend payment date. (See also Question 11 in the accompanying prospectus.)

Our natural gas customers, our employees who do not participate in the EIP, and residents of Arizona, California and Nevada who are not already shareholders, will join the Plan once their initial minimum investment of $250 has been used to purchase shares of Common Stock. An initial minimum investment of $250 received during any month will be invested as of the next investment date or during the next investment period. Upon the purchase of shares of Common Stock with your initial minimum investment, you will become a Participant under the Plan.

8.	What does the Enrollment Form provide?

The Enrollment Form authorizes us to do the following:

Initial Investment. Upon our receipt of a minimum initial investment payment of $250 from one of our natural gas customers, one of our employees who does not participate in the EIP, or a resident of Arizona, California and Nevada who is not already a shareholder, we or the Plan agent will purchase shares of Common Stock for your Plan account on the next investment date or during the next investment period. (See also Question 10 in the accompanying prospectus.)

Optional Cash Payments. Upon our receipt of optional cash payments, in amounts from a minimum of $50 up to a maximum of $100,000 per calendar year, we or the Plan agent will purchase shares of Common Stock for your Plan account on the next investment date or during the next investment period. (See also Optional Cash Payments below and Question 13 in the accompanying prospectus.)

Dividend Reinvestment. We or the Plan agent will automatically reinvest dividends on all shares of Common Stock held in Plan accounts on the investment date or during the next investment period that coincides with the payment of dividends for shares of Common Stock. (See also Question 11 in the accompanying prospectus.) We or the Plan agent will also automatically reinvest dividends on all of the shares you hold of record outside the Plan. If you own a total of 250 or more shares, you will have the option of receiving one-half of your dividends in cash. If you deposit and maintain all of your shares with the Plan for safekeeping purposes only, you will have the option of receiving all of your dividends in cash.

IRA. If you decide to set up an IRA and have completed your IRA account agreement, your initial investment and optional cash payments, up to the annual limit for traditional IRA contributions, will be invested by the Trustee primarily in shares of Common Stock as provided for in the Plan.

INITIAL INVESTMENTS

9.	Is there any investment requirement to continue to participate in the Plan?

Yes. Participants are required to invest and/or reinvest a minimum of $250 annually.

OPTIONAL CASH PAYMENTS

12.	Who is eligible to make optional cash payments?

Once you become a Participant, you are eligible to make optional cash payments of at least $50 at any time. You may make an optional cash payment after joining the Plan by enclosing your payment with the coupon provided on your statement. Thereafter, you should enclose and send to us optional cash payments with the form provided with your statement of your Plan account.

Optional cash payments cannot be less than $50 and cannot exceed $100,000 per calendar year per Participant. Optional cash payments can be made by check or money order payable and delivered to: Southwest Gas Corporation DRSPP, P.O. Box 98511, Las Vegas, Nevada 89193-8511, Attention: Shareholder Services. You should include your Plan account number on all checks.

14.	How do I make Payments?

You may vary the amount of the optional cash payment at any time (no less than $50). However, you are encouraged to set an investment goal and then send us a fixed amount every month or quarter. You may make a payment by enclosing and sending us a check or money order payable to Southwest Gas Corporation with the Enrollment Form or on the optional cash payment form provided with your statement. If you are making your payment to your IRA account, your check or money order should be made payable to the Trustee. In addition, Participants may also make electronic transfers from their checking or savings accounts. Plan investments must be made separately from payments for gas service. Optional cash payments under the Plan cannot be included in a check or money order submitted for payment of gas service or with an invoice for gas service.

EXPENSES

15.	Will I be charged any expenses in connection with the purchase of shares of Common Stock under the Plan?

Except for service fees associated with the maintenance of an IRA, there are no expenses charged to participants in connection with purchases of Common Stock under the Plan. We do not charge you, and you are not responsible for, any expenses in connection with purchases of Common Stock under the Plan. We will pay all costs of administration of the Plan and any brokerage commissions or service fees incurred in purchasing shares of Common Stock. However, if you request that we sell your shares, we will deduct any related, incurred brokerage commissions or service fees from the sale proceeds that we remit to you.

INDIVIDUAL RETIREMENT ACCOUNT AND SAFEKEEPING

18(a).	Does your Company offer an IRA Option under the Plan?

Yes. A Traditional IRA option is available as a way of investing in our common stock through the Plan. You can establish an IRA by returning a completed enrollment form and making an initial minimum investment of $250. You can also roll over an existing IRA into an IRA established under the Plan. For more information contact our Shareholder Services directly at (800) 331-1119 or (702) 876-7280 to receive a complete IRA enrollment packet. Please refer to the IRA trust agreement and other disclosure documents made available by the Trustee for important information regarding the IRA and tax consequences of participating in an IRA.

18(b).	Do I have the option of depositing my stock certificate(s) in the Plan for safekeeping?

Yes. The plan provides you the opportunity to deposit your Common Stock certificate(s) with the Plan for safekeeping. By taking advantage of this option, you will eliminate the risk and inconvenience associated with the loss, misplacement or destruction of your certificate(s). By participating in the Plan through this option, you have the opportunity to buy additional shares of Common Stock, sell shares and reinvest your dividends through the Plan. You also have the opportunity to receive your dividends in cash.

WITHDRAWAL AND TERMINATION

23.	Can you terminate me as a Participant?

Yes. Our administrative costs for each Plan account do not justify inactivity. We reserve the right to terminate your Plan account if you have not invested or reinvested a minimum of $250 in any twelve-month period. In addition, we reserve the right to terminate your Plan account if your check or other form of remittance has not been honored.

OTHER INFORMATION

35.	Is it important that I stay in contact with the Company?

Yes. Many state unclaimed property laws specify that if an account owner does not initiate “active contact” with the administrator (Southwest Gas Corporation) during any three-year period, the property in the account may be deemed “abandoned.” For accounts that meet a state’s definition of “abandoned,” the administrator may be legally required to transfer the property in the account, including shares and dividends, to the state of the account’s last known residence. To prevent this from occurring, Participants should cash dividend checks and respond as directed to mailings requesting that they contact the Administrator, and immediately notify the Administrator of any change of address.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC’s rules allow us to incorporate by reference information into this prospectus supplement. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus supplement from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus supplement and before the date that the offering of the securities by means of this prospectus supplement is terminated will automatically update and, where applicable, supersede any information contained in this prospectus supplement or incorporated by reference into this prospectus supplement.

In addition to the documents that we incorporate by reference into the accompanying prospectus, we incorporate by reference into this prospectus supplement the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Our Current Reports on Form 8-K filed with the SEC on January 17, 2007, February 28, 2007, May 3, 2007 and May 21, 2007;

•	Our Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC on March 1, 2007;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007, filed with the SEC on May 7, 2007 and August 7, 2007, respectively; and

•

All documents filed by Southwest Gas Corporation under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and before the termination of this offering.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus supplement, excluding their exhibits unless the exhibits are specifically incorporated by reference into those documents. Written or telephone requests should be directed to Shareholder Services, Southwest Gas Corporation, P.O. Box 98511, Las Vegas, Nevada 89193-8511, (800) 331-1119 or (702) 876-7280.

PROSPECTUS

Dividend Reinvestment and Stock Purchase Plan

1,000,000 Shares

Common Stock, $1 Par Value

We are offering this Dividend Reinvestment and Stock Purchase Plan to our shareholders, our employees, our natural gas customers and residents of Arizona, California and Nevada to purchase shares of Southwest Gas Corporation common stock (“Common Stock”). We refer to the Dividend Reinvestment and Stock Purchase Plan as the “Plan” in this prospectus. Anyone who joins and participates in the Plan will be considered a “Participant.” Participation is voluntary.

The Plan provides a convenient method for our existing stockholders to reinvest their Common Stock dividends automatically into additional shares of Common Stock and for new stockholders to purchase shares of Common Stock. The Plan is set forth and explained in question-and-answer format under the heading “The Plan” beginning on page 5 of this prospectus. If you own shares of Common Stock and choose not to participate in the Plan, you will receive cash dividends, as declared, in the usual manner.

Shares of Common Stock for Participants under the Plan will either be purchased directly from us or through the Plan agent in the open market. The price of shares purchased by Participants with reinvested dividends, initial investments or optional cash payments will be (i) in the case of the purchase of original shares of Common Stock, the composite closing price of the Common Stock on the investment date as reported on the consolidated tape for New York Stock Exchange listed securities administered by the Consolidated Tape Association (or, if no trading in the Common Stock occurs on that date, the composite closing price on the next preceding date on which trading occurred) or the weighted average composite closing price as reported on the consolidated tape for the Common Stock purchased during the investment period, and (ii) in the case of the purchase of shares of Common Stock in the open market, the weighted average price (excluding brokerage commissions) paid to obtain the Common Stock during the investment period.

The Common Stock is listed on the New York Stock Exchange (symbol “SWX”).

Investing in the Common Stock involves risks. See “Risk Factors” beginning on page 2.

WE ENCOURAGE YOU TO READ THIS PROSPECTUS CAREFULLY AND TO KEEP IT FOR FUTURE

REFERENCE. THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE

AND MAY BE CHANGED. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE

SECURITIES, AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE

SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES

COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED

UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY

REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is May 12, 2006.

RISK FACTORS

Investing in the Common Stock involves risks that could affect us and our business, as well as the energy industry generally. Please see the risk factors as discussed under Item 1A. “Risk Factors” of Part I in our Annual Report on Form 10-K for the year ended December 31, 2005, and under Item 1A. “Risk Factors” of Part II in subsequent filings on Form 10-Q, which are incorporated by reference into this prospectus. Much of the business information, as well as the financial and operational data contained in our risk factors, is updated in our periodic reports, which are also incorporated by reference into this prospectus. Although we have tried to discuss key factors, please be aware that other risks may prove to be important in the future. New risks may emerge at any time, and we cannot predict such risks or estimate the extent to which they may affect our financial performance. Before purchasing shares of Common Stock, you should carefully consider the risks discussed in the documents incorporated by reference herein and the other information in this prospectus. Each of the risks described could result in a decrease in the value of the Common Stock and your investment in our company.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

This prospectus contains and incorporates statements which constitute “forward-looking statements” within the meaning of the Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included or incorporated by reference in this prospectus are forward-looking statements, including, without limitation, statements regarding our company’s plans, objectives, goals, projections, strategies, future events or performance and underlying assumptions. The words “may,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “continue,” and similar words and expressions are generally used and intended to identify forward-looking statements. In particular, statements regarding the Company’s anticipated liability relating to a May 2005 accident, customer growth, customer mix and revenue patterns, efficiencies resulting from new technology, construction services contribution, ability to receive more effective rate designs, sufficiency of working capital and ability to raise funds and receive external financing, and statements regarding future gas prices, future PGA balances, the effects of recent accounting pronouncements, and the timing and results of future rate approvals and guidelines are forward-looking statements. All forward-looking statements are intended to be subject to the safe harbor protection provided by the Securities Litigation Reform Act of 1995.

A number of important factors affecting the business and financial results of our company could cause actual results to differ materially from those stated in forward-looking statements. These factors include, but are not limited to, the impact of weather variations on customer usage, customer growth rates, changes in natural gas prices, our ability to recover costs through our purchased gas adjustor mechanism, the effects of regulation/deregulation, the timing and amount of rate relief, changes in rate design, changes in gas procurement practices, changes in capital requirements and funding, the impact of conditions in the capital markets on financing costs, changes in construction expenditures and financing, changes in operations and maintenance expenses, changes in pipeline capacity for the transportation of gas and related costs, acquisitions and management’s plans related thereto, competition, and our ability to raise capital in external financings or through our Plan. In addition, we provide no assurance that our discussions regarding certain trends relating to our financing, operations and maintenance expenses will continue in future periods. For additional information on the risks associated with our business, see Item 1A. “Risk Factors” of Part I in our Annual Report on Form 10-K for the year ended

December 31, 2005, and Item 1A. of Part II in subsequent filings on Form 10-Q, which are incorporated by reference into this prospectus.

All forward-looking statements in this prospectus are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update or revise any of those forward-looking statements even if experience or future changes show that the indicated results or events will not be realized. We caution you not to unduly rely on any forward-looking statement(s).

You should also consider any other factors in this prospectus or in any accompanying supplement, including the information incorporated by reference in this prospectus or into any accompanying supplement.

AVAILABLE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and we file reports, proxy statements and other information with the SEC. You can read and copy these materials at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington D.C. 20549. For further information concerning the SEC’s Public Reference Room, you may call the SEC at 1-800-SEC-0330. Our filings may also be accessed through the SEC’s website at www.sec.gov. We make our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and all amendments to those reports available, free of charge, through our website at www.swgas.com/investorrelations as soon as reasonably practicable after those reports are electronically filed with or furnished to the SEC. Information contained on our website does not constitute part of this prospectus.

This prospectus does not contain all the information set forth in the Registration Statement and accompanying exhibits which we have filed with the SEC under the Securities Act of 1933, as amended (the “Securities Act”).

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference information into this prospectus, which means that we can disclose important information by referring you to another document filed separately with the SEC. Information incorporated by reference is considered part of this prospectus, except to the extent that the information is superseded in this prospectus. This prospectus incorporates by reference the information contained in the following documents:

•            Our Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

•            Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006.

•            Our Current Reports on Form 8-K filed on March 16, 2006, March 28, 2006, and April 25, 2006.

•            A description of the Common Stock contained in our Current Report on Form 8-K dated July 22, 2003.

We also incorporate by reference the information in all other documents that we file with the SEC after the date of this prospectus. The information contained in any such document will be considered part of this prospectus from the date the document is filed.

If you would like to receive a copy of any document incorporated by reference into this prospectus (which will not include any of the exhibits to the documents other than those exhibits that are specifically incorporated by reference into this prospectus), you may call or write to Shareholder Services, Southwest Gas Corporation, P.O. Box 98511, Las Vegas, Nevada 89193-8511, (800) 331-1119 or (702) 876-7280. We will provide you these documents free of charge.

OVERVIEW OF COMPANY

We were incorporated under the laws of the state of California effective March 1931. We are engaged in the business of purchasing, transporting and distributing natural gas in portions of Arizona, Nevada and California and, as a natural gas utility, we currently serve over 1.7 million customers in those states.

Our executive offices are located at 5241 Spring Mountain Road, P.O. Box 98510, Las Vegas, Nevada 89193-8510, telephone number (702) 876-7237.

USE OF PROCEEDS

To the extent that we directly issue original shares of Common Stock to Participants under the Plan, we will use the proceeds in connection with our construction program, to pay for additional capital improvements to our facilities and for other corporate purposes. Pending disbursement for this purpose, we may use the proceeds to reduce the amount of our short-term indebtedness; however, we do not anticipate using a material part of the proceeds to discharge indebtedness. We cannot predict how many original shares will be sold under the Plan and, therefore, cannot estimate the amount of proceeds that we will receive. If the Plan agent purchases shares of Common Stock in the open market under the Plan, we will not receive any proceeds.

THE PLAN

The following is a detailed description of the Plan in question-and-answer format. For additional information concerning the Plan, please contact Shareholder Services at (800) 331-1119 or (702) 876-7280.

PURPOSE

1.	What is the purpose of the Plan?

The purpose of the Plan is to provide to our shareholders, our natural gas customers, our employees and residents of Arizona, California and Nevada a simple and convenient method of investing in the Common Stock. Shares of Common Stock purchased under the Plan will be either authorized but unissued shares purchased from us (“Original Issue Shares”) or outstanding shares purchased in the open market or through negotiated transactions (“Open Market Shares”). The decision to purchase shares in the open market will depend upon the relationship of the purchase price of the shares and book value of the stock. To the extent we purchase or the Plan agent purchases Original Issue Shares, we will use the sale proceeds for our continuing construction program to pay for additional capital improvements and for other corporate purposes. If the Plan agent purchases Open Market Shares, we will not receive any sale proceeds.

FEATURES

2.	What are the features of the Plan?

You may make an initial investment in shares of Common Stock by making a minimum payment of $100. Thereafter, you may invest in additional shares by making optional cash payments of no less than $25. Your initial investment and any optional cash payments in the aggregate may not exceed $100,000 per calendar year.

You must reinvest all of your cash dividends automatically in additional shares of Common Stock when you own fewer than 250 shares. If you own 250 or more shares, you have the option of receiving one-half of your dividends in cash. If you deposit and maintain all of your shares with the Plan for safekeeping purposes only, you will have the option of receiving all of your dividends in cash.

Full investment of funds is possible under the Plan because we will credit fractions of shares of Common Stock, as well as full shares, to your Plan account or accounts. In addition, we will credit dividends on fractional shares, as well as full shares, to your Plan account. We will provide simplified record keeping by preparing and distributing to you regular statements of Plan accounts.

ADMINISTRATION

3.	Who administers the Plan?

We administer the Plan, maintain records, send statements of Plan accounts to Participants and perform other duties relating to the Plan. We will appoint an independent Plan agent to act for you in purchasing and selling shares of our Common Stock in the open market through negotiated transactions and, under limited circumstances, from us. Subject to the objective of obtaining the lowest overall cost of shares purchased, the Plan agent will have full discretion in all matters relating to purchases and sale of such shares. We will register in the name of the nominee those shares purchased for you under the Plan, and the nominee will hold those shares for your Plan account until you otherwise instruct us.

4.	Where should I send my correspondence regarding the Plan?

You should direct and send all correspondence regarding the Plan to:

Shareholder Services

Southwest Gas Corporation

P.O. Box 98511

Las Vegas, NV 89193-8511

PARTICIPATION

5.	Who may participate in the Plan?

Our shareholders, our natural gas customers, our employees and all residents of Arizona, California and Nevada are eligible to participate in the Plan.

A Plan account may be opened in your name, jointly in your name and that of another person, in your name and that of a single beneficiary, in the name of your trust, or in your name as custodian for a minor or as trustee for another person by completing the Enrollment and Authorization Form in the proper manner.

6.	How does an eligible individual join the Plan?

•            If you are a shareholder of record, you may join the Plan by completing and returning an Enrollment Form. If you are a beneficial shareholder (i.e., the record shareholder is your nominee), evidence acceptable to us regarding your ownership of Common Stock will need to accompany the Enrollment Form.

•            If you are one of our natural gas customers, you may join the Plan by completing an Enrollment Form and returning it to us along with a minimum initial investment of $100.

•            If you are one of our employees and participate in our Employees’ Investment Plan, or EIP, you may join the Plan by completing and returning an Enrollment Form. If you are one of our employees and do not participate in the EIP, you may join the Plan by completing an Enrollment Form and returning it to us along with a minimum initial investment of $100.

•            If you are a resident of Arizona, California or Nevada and do not otherwise qualify to participate in the Plan, you may join the Plan by completing an Enrollment Form and returning it to us along with a minimum initial investment of $100.

We will furnish Enrollment Forms to you at any time upon your request to Shareholder Services, Southwest Gas Corporation, P.O. Box 98511, Las Vegas, Nevada 89193-8511, or by telephoning the Company at (800) 331-1119 or (702) 876-7280.

7.	When can an eligible individual join the Plan?

If you are one of our shareholders or one of our employees who is participating in the EIP, you may join the Plan at any time. If we receive an Enrollment Form on or before the record date for a dividend payment, reinvestment of dividends will begin with that dividend. If we receive an Enrollment Form after the record date, reinvestment of dividends will begin with the next dividend payment date. (See also Question 11 below.)

Our natural gas customers, our employees who do not participate in the EIP, and residents of Arizona, California and Nevada who are not already shareholders, will join the Plan once their initial minimum investment of $100 has been used to purchase shares of Common Stock. An initial minimum investment of $100 received during any month will be invested as of the next investment date or during the next investment period. Upon the purchase of shares of Common Stock with your initial minimum investment, you will become a Participant under the Plan.

8.	What does the Enrollment Form provide?

The Enrollment Form authorizes us to do the following:

Initial Investment. Upon our receipt of a minimum initial investment payment of $100 from one of our natural gas customers, one of our employees who does not participate in the EIP, or a resident of Arizona, California and Nevada who is not already a shareholder, we or the Plan agent will purchase shares of Common Stock for your Plan account on the next investment date or during the next investment period. (See also Question 10 below.)

Optional Cash Payments. Upon our receipt of optional cash payments, in amounts from a minimum of $25 up to a maximum of $100,000 per calendar year, we or the Plan agent will purchase shares of Common Stock for your Plan account on the next investment date or during the next investment period. (See also Question 12 below.)

Dividend Reinvestment. We or the Plan agent will automatically reinvest dividends on all shares of Common Stock held in Plan accounts on the investment date or during the next investment period that coincides with the payment of dividends for shares of Common Stock. (See also Question 11 below.) We or the Plan agent will also automatically reinvest dividends on all of the shares you hold of record outside the Plan. If you own a total of 250 or more shares, you will have the option of receiving one-half of your dividends in cash. If you deposit and maintain all of your shares with the Plan for safekeeping purposes only, you will have the option of receiving all of your dividends in cash.

INITIAL INVESTMENTS

9.	Is there any investment requirement to continue to participate in the Plan?

Yes. Participants are required to invest and/or reinvest a minimum of $100 annually.

10.	When will initial minimum investment payments be invested?

The timing for the investment of the initial minimum investment payments depends upon whether the shares of Common Stock will be purchased by us or by the Plan agent. If we purchase Original Issue Shares, the purchases will occur twice during the month. If the Plan agent purchases Original Issue Shares or Open Market Shares, the purchases will occur once each month. We will not pay you any interest on payments that we receive and hold prior to investment.

Company Purchases. Initial investment payments that we receive by the 10th day of any month will be invested in Original Issue Shares on the 15th day of the month. Initial investment payments that we receive after the 10th and on or before the 25th day of any month will be invested in Original Issue Shares on the first business day of the following month. If any of these dates are not business days, the planned action will be extended to the following business day. These dates are the “investment date(s)” for purposes of the Plan. We may delay or authorize the Plan agent to make purchases directly from us during periods when the Plan is being marketed or during other distributions of Common Stock.

Plan Agent Purchases. Initial investment payments received by the 25th day of any month will be invested in Original Issue Shares or Open Market Shares by the Plan agent during the 30-day period commencing on the 26th day of the month. This period is the “investment period” for purposes of the Plan.

Upon our receipt of your written request on or before the investment date or the day before the start of the investment period in which we are holding the initial investment, you may, without withdrawing from the Plan, receive the return of a portion of the initial investment payment, provided that a minimum of $100 is maintained in the Plan.

REINVESTED DIVIDENDS

11.	When will dividends be reinvested?

You may direct that any dividends on shares of Common Stock be reinvested under the Plan, and we will reinvest those dividends on the investment date or during the investment period coinciding with the payment of the dividend. We have ordinarily paid Common Stock dividends on the first business day of March, June, September, and December, but we cannot guarantee or assure you that we will continue to pay dividends on this basis.

Instructions regarding the automatic reinvestment of dividends on shares of Common Stock that you hold of record will be effective on the next dividend payment date if we receive your Enrollment Form by the record date (which is normally the 15th calendar day (or the first business day thereafter) of the month preceding the month in which a dividend is paid) established for a dividend payment. If we receive instructions after the record date for a dividend, those instructions will not be effective until the next dividend payment date.

OPTIONAL CASH PAYMENTS

12.	Who is eligible to make optional cash payments?

Once you become a Participant, you are eligible to make optional cash payments of at least $25 at any time. You may make an optional cash payment after joining the Plan by enclosing your payment with the coupon provided on your statement. Thereafter, you should enclose and send to us optional cash payments with the form provided with your statement of your Plan account.

Optional cash payments cannot be less than $25 and cannot exceed $100,000 per calendar year per Participant. Optional cash payments can be made by check or money order payable and delivered to: Southwest Gas Corporation DRSPP, P.O. Box 98511, Las Vegas, Nevada 89193-8511, Attention: Shareholder Services. You should include your Plan account number on all checks.

13.	When will optional cash payments be invested and when will dividends be paid on shares of
Common Stock purchased with optional cash payments?

The timing of the investment of optional cash payments depends upon whether the Common Stock will be purchased by us or by the Plan agent. If we purchase Original Issue Shares, the purchases will occur twice during the month. If the Plan agent purchases Original Issue Shares or Open Market Shares, the purchases will occur once each month. We will not pay any interest on payments that we receive and hold prior to investment.

Company Purchases. If we receive optional cash payments by the 10th day of any month, we will invest the payments in Original Issue Shares on the 15th day of the month. If we receive optional cash payments after the 10th and on or before the 25th day of any month, we will invest the payments in Original Issue Shares on the first business day of the following month. These dates are the “investment date(s)” for purposes of the Plan. If any of these dates are not business days, the planned action will be extended to the following business day. We may delay or authorize the Plan agent to purchase shares directly from us during periods when the Plan is being marketed or during other distributions of Common Stock.

Plan Agent Purchases. If the Plan agent receives optional cash payments by the 25th day of any month, the Plan agent will invest those payments in Original Issue Shares or Open Market Shares during the investment period, which is the 30-day period commencing on the 26th day of the month.

When we directly purchase Original Issue Shares, we will reinvest any dividends on shares of Common Stock purchased with optional cash payments on the investment date that coincides with the payment of a dividend. Common Stock dividend payment dates are ordinarily the first business day of March, June, September, and December. We cannot guarantee or assure you that we will continue to pay dividends on this basis. When the Plan agent purchases Original Issue Shares or Open Market Shares, the “investment period” will be the 30-day period beginning on the 26th day of the month preceding the dividend date.

You may, without withdrawing from the Plan, direct us to return to you any optional cash payment that we are holding upon our receipt of your written request on or before the investment date or the day before the start of the investment period.

14.	How do I make payments?

You may vary the amount of the optional cash payment at any time (no less than $25, see Question 12 above). However, you are encouraged to set an investment goal and then send us a fixed amount every month or quarter. You may make a payment by enclosing and sending us a check or money order payable to Southwest Gas Corporation with the Enrollment Form or on the optional cash payment form provided with your statement. In addition, Participants may also make electronic transfers from their checking or savings accounts. Plan investments must be made separately from payments for gas service. Optional cash payments under the Plan cannot be included in a check or money order submitted for payment of gas service or with an invoice for gas service.

EXPENSES

15.	Will I be charged any expenses in connection with the purchase of shares of Common Stock under the Plan?

No. We do not charge you, and you are not responsible for, any expenses in connection with purchases of Common Stock under the Plan. We will pay all costs of administration of the Plan and any brokerage commissions or service fees incurred in purchasing shares of Common Stock. However, if you request that we sell your shares, we will deduct any related, incurred brokerage commissions or service fees from the sale proceeds that we remit to you.

PURCHASING AND PRICING OF SHARES

16.	How many shares of Common Stock will be purchased for me?

The number of shares of Common Stock to be purchased for you on any investment date or during the investment period will depend upon the amount of the optional cash payments received since your last investment in the Plan, the amount of your dividends to be reinvested and the price of the Common Stock on the investment date or during the investment period. On each investment date or at the end of each investment period, your Plan account will be credited with that number of shares of Common Stock, including fractional shares computed to four decimal points, equal to the total amount to be invested and reinvested on your behalf, divided by the price of the Common Stock on the investment date or during the investment period. Fractional shares will earn proportionate dividends as declared.

17.	How is the purchase price of shares of Common Stock determined?

When we purchase Original Issue Shares, the price of the shares of Common Stock will be the composite closing price of the Common Stock as reported on the consolidated tape for New York Stock Exchange listed securities administered by the Consolidated Tape Association on the investment date, or, if no trading in the Common Stock occurs on that date, the composite closing price on the last trading date before the investment date. When the Plan agent purchases Original Issue Shares, the price of the shares will be the weighted average composite closing price of the Common Stock, as reported on the consolidated tape for the New York Stock Exchange listed securities administered by the Consolidated Tape Association, acquired during the investment period. When the Plan agent purchases Open Market Shares, the price of the shares will be the weighted average price of the Common Stock acquired during the investment period.

SAFEKEEPING

18.	Do I have the option of depositing my stock certificate(s) in the Plan for safekeeping?

Yes. The Plan provides you the opportunity to deposit your Common Stock certificate(s) with the Plan for safekeeping. By taking advantage of this option, you will eliminate the risk and inconvenience associated with the loss, misplacement or destruction of your certificate(s). By participating in the Plan through this option, you have the opportunity to buy additional shares of Common Stock, sell shares and reinvest your dividends through the Plan. You also have the opportunity to receive your dividends in cash. (See also Question 2 above.)

PARTICIPANT ACCOUNTS AND RECORDS

19.	What records and accounts will you maintain for me?

We will maintain a Plan account for you. We will credit to your Plan account all shares of Common Stock purchased for you under the Plan. When we issue to you certificate(s) for shares or when we sell shares for your Plan account, we will withdraw those shares from your Plan account.

20.	What Plan reports will you send me?

You will receive a statement of your Plan account after each dividend and after any other Plan account activity. THESE STATEMENTS ARE YOUR CONTINUING RECORD OF THE COST OF YOUR PURCHASES. YEAR-END AND FINAL STATEMENTS SHOULD BE RETAINED FOR INCOME TAX PURPOSES. In addition, you will receive each amended prospectus for the Plan and copies of all communications sent generally to other holders of Common Stock, including our quarterly reports to shareholders, our annual report to shareholders, notice of annual meeting and proxy statement and tax information with respect to dividends paid. You are entitled to vote all shares of Common Stock, including fractional shares, held in your Plan account, and you will receive a Plan proxy enabling you to vote your shares. (See also Question 29 below.)

WITHDRAWAL AND TERMINATION

21.	When may I withdraw from the Plan?

You may withdraw from the Plan by providing a written request to us. You must arrange for your request to be signed by all adult registered holders listed on your Plan account. We will generally process these requests weekly. If we receive your request within three business days of the ex-dividend date for a particular dividend and on or before the record date for that dividend, we will process the request after the record date. If we receive your request after the record date and on or before the investment date or investment period for that dividend, we will not process your request until we reinvest that dividend in your Plan account. (See also Question 24 below.)

22.	How do I withdraw from the Plan?

In order to withdraw from the Plan, you must notify us and instruct us in writing to issue to you either a certificate of the whole shares of Common Stock in your Plan account or to deliver to you the proceeds of sale. You must arrange for your request to be signed by all registered holders listed on your Plan account. We will sell fractional shares in all cases. On or prior to requesting the sale of shares or the sale of fractional shares, we must have a certified tax identification number on file to avoid federal income tax withholding.

23.	Can you terminate me as a Participant?

Yes. Our administrative costs for each Plan account do not justify inactivity. We reserve the right to terminate your Plan account if you have not invested or reinvested a minimum of $100 in any twelve-month period. In addition, we reserve the right to terminate your Plan account if your check or other form of remittance has not been honored.

24.	What happens upon my withdrawal from, or the termination or discontinuance of, the Plan?

When you withdraw from the Plan or when we terminate your Plan account or discontinue the Plan, we will issue certificates for all shares of Common Stock credited to the Plan accounts within 30 days of that event, and we will then make cash payments for fractional shares. We will sell fractional shares through the Plan agent, and we will deduct any selling costs from the sale proceeds before we make the cash payment.

In the alternative, you may request that we sell all of the shares of Common Stock, both whole and fractional, credited to your Plan account. If you request a sale, the Plan agent will sell the shares. If we receive the request within three business days of the ex-dividend date for a particular dividend and on or before the record date for that dividend, we will process the request after the record date. If we receive the request after the record date and on or before the investment date or investment period for that dividend, we will not process the request until that dividend is reinvested in your Plan account. We will charge to you any related selling costs, and you will receive the sale proceeds less these costs.

If we receive your withdrawal request on or before the record date for a particular dividend, we will pay directly to you that dividend and all subsequent dividends upon shares of Common Stock registered in your name. If we receive your withdrawal request after the record date, we will not process the request until we reinvest that dividend in your Plan account. Once we process the request, we will pay directly to you all subsequent dividends upon shares registered in your name.

If we receive your withdrawal request on or before the investment date or the day before the start of the next investment period, we will return any payment that we are holding. If we receive your withdrawal request after such dates, we will reinvest any payment that we are holding.

25.	Is there a grace period to re-enroll in the Plan?

No. You may re-enroll in the Plan at any time after you have withdrawn from the Plan, as long as you continue to qualify under the terms of the Plan. (See also Questions 5 through 8 above.)

OTHER INFORMATION

26.	Will you issue certificates for shares of Common Stock purchased under the Plan?

Yes. Upon your request, we will issue to you certificates for shares of Common Stock purchased under the Plan. You may withdraw from your Plan account whole shares up to the number credited to your Plan account. We will continue to credit your Plan account any remaining full and fractional shares. We will register the certificates for shares issued to you in the same name or names in which your Plan account is maintained. We will either reinvest or pay dividends in cash on all of your shares, including those shares for which certificates have been issued, as provided under the Plan. (See also Question 8 above.) We will not issue certificates for fractional shares under any circumstances.

27.	May I request that you sell a portion of the shares of Common Stock held in my Plan account?

Yes. Upon your written request, we will withdraw and sell, through the Plan agent, any number of whole shares of Common Stock credited to your Plan account, provided that you maintain a minimum of 100 shares in your Plan account. We will charge you for any related selling costs, and you will receive the sale proceeds less these costs.

If we receive the partial withdrawal request within three business days of the ex-dividend date for a particular dividend or between that date and the record date for that dividend, we will process the request after the record date. We will either reinvest or pay dividends in cash on the shares of Common Stock as provided for in the Plan. (See also Question 8 above.) On or prior to requesting the sale of shares, we must have a certified tax identification number on file to avoid federal income tax withholding.

28.	May I pledge or assign shares of Common Stock in my Plan account?

No. You may not pledge or assign shares of Common Stock credited to your Plan account. If you wish to assign or pledge shares, you must request that certificates for the shares be issued in your name.

29.	How will my shares of Common Stock be voted at meetings of shareholders?

You will receive Plan proxy cards covering the number of full and fractional shares of Common Stock held under your Plan account, thereby enabling you to vote your shares. If you return to us a proxy card that is properly signed and marked for voting, all of the shares covered by the proxy card will be voted as marked. If no instructions are indicated on a properly signed and returned proxy card, your shares will be voted in accordance with our recommendations. If the Plan proxy card is not returned, a Participant’s shares may be voted only if the Participant or a duly appointed representative votes in person at the meeting.

30.	What are your and the Plan agent’s liabilities under the Plan?

The Plan provides that we and any Plan agent will not be liable for any act done in good faith or any good faith omission, including, without limitation, (i) any claim of liability arising out of failure to terminate your Plan account upon your death prior to our receipt of legally sufficient instructions to do so, (ii) with respect to prices at which shares of Common Stock are purchased or sold for the Participant’s account, (iii) the times when such purchases or sales are made or (iv) with respect to any fluctuation in the market value after the purchase or sale of shares.

YOU SHOULD RECOGNIZE THAT NEITHER WE NOR THE PLAN AGENT CAN ASSURE YOU OF PROFITS OR PROTECT YOU AGAINST LOSSES IN THE VALUE OF THE SHARES OF COMMON STOCK PURCHASED UNDER THE PLAN OR ASSURE YOU OF ANY FUTURE DIVIDENDS.

This Plan is purely voluntary on our part. Neither the Plan’s establishment nor any amendment nor the creation of any Plan account will be construed as giving Participants any legal or equitable rights against us or the Plan agent unless specifically provided for in the Plan or conferred by the Plan agents’ or our affirmative actions according to the terms and provisions in the Plan. These actions will not be construed as giving any employee the right to be retained in our service.

31.	May you modify, suspend or discontinue the Plan?

Yes. We reserve the right to suspend, modify or discontinue the Plan at any time and to interpret and regulate the Plan as we deem necessary or desirable in connection with the operation of the Plan. We will mail to you notice of any suspension, modification or termination at the address shown in our records. (See also Question 24 above.)

32.	What happens if you make a rights offering?

As we will do for all shareholders, we will notify you of a rights offering. Upon receiving notification that rights are exercisable, you should instruct us, before the rights expire, to exercise the rights. If we do not timely receive those instructions, the Plan agent will sell the unexercised rights on the open market and proportionally credit your Plan account to the extent the rights are not exercised with the proceeds for investment on the next investment date or investment period.

33.	What happens if you declare a stock split or issue a stock dividend?

In the event of a stock split or stock dividend, we will proportionally credit your Plan account the additional shares of Common Stock attributable to your interest in the Plan.

34.	May I obtain a complete text of the Plan?

Yes. You may request a copy of the Plan from Shareholder Services, Southwest Gas Corporation, P.O. Box 98511, Las Vegas, Nevada 89193-8511, or by telephoning the Company at (800) 331-1119 or (702) 876-7280.

FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

The following is a brief summary of some of the material federal income tax consequences of participation in the Plan as of the date of this prospectus. It is based on the Internal Revenue Code, applicable Treasury Regulations, judicial authority, and administrative rulings and practice, all as of the date of this prospectus and all of which are subject to change, including changes with retroactive effect. It does not apply to tax-exempt shareholders or those holding shares through a tax-advantaged account, such as a 401(k) Plan or Individual Retirement Account. This summary may not reflect every possible situation that could result from participation in the Plan and does not address special considerations that may be relevant to particular holders based on their tax situation. Therefore, you are advised to consult your own tax advisors with respect to the tax consequences (including federal, state, local and other tax laws and U.S. tax withholding laws) applicable to your particular situation.

In general, cash dividends paid by us and reinvested under the Plan are treated, for federal income tax purposes, as if you actually received a distribution in cash. Generally, any such distribution will be taxable to you as ordinary dividend income to the extent of your share of our current or accumulated earnings and profits. The amount of any distribution in excess of earnings and profits, not taxable as ordinary dividend income, will reduce your tax basis in the Common Stock with respect to which the distribution was received, and, to the extent it exceeds your tax basis, as gain from a sale of that Common Stock. The tax basis for federal income tax purposes of any shares of Common Stock acquired through the Plan will be the price at which the shares are credited to your Plan account as described in the section entitled “Purchasing and Pricing of Shares.” In connection with open market purchases, brokerage commissions that we pay on your behalf are treated as distributions, for federal income tax purposes, in the same manner as if you had received that amount in cash. The amounts paid for brokerage commissions are also includable in the tax basis of shares purchased. The information return sent to you and the Internal Revenue Service following the end of each year, if so required, will show such amounts paid on your behalf. Your holding period for shares acquired through the Plan will begin on the day after the date the shares are credited to your Plan account.

You will not realize a gain or loss for federal income tax purposes on the transfer of shares to the Plan or the withdrawal of whole shares from the Plan. You generally, however, will realize a gain or loss on the sale of any of your shares (including the receipt of cash for a fractional share) held in the Plan. The amount of gain or loss generally will be the difference between the amount you receive for the shares and the tax basis of those shares. In order to determine the tax basis of your shares acquired through the Plan, you should retain all of your transaction statements.

If you are a U.S. shareholder electing to participate in the Plan, you must provide your Taxpayer Identification Number (generally, your Social Security Number) or certify that you are exempt from backup withholding. Failure to provide a correct Taxpayer Identification Number will result in backup withholding at the current federal rate. Withholding also may occur upon notification from the Internal Revenue Service directing the Plan to institute backup withholding. If you are subject to backup withholding, only the amount of dividends net of any withholding tax will be available for reinvestment under the Plan.

If you are a foreign shareholder electing to participate in the Plan and your dividends are subject to U.S. federal income tax withholding, only the amount of dividends net of any withholding tax will be available for reinvestment under the Plan. The statements confirming purchases made for a foreign participant will indicate that tax has been withheld.

We will send you a year-end statement which will include information for that year regarding total dividends paid on Plan shares of Common Stock. In addition, following the end of each year, we generally will send you an Internal Revenue Service Form 1099-DIV showing total dividends and qualified dividends, if applicable, paid to you during the year, whether or not they are reinvested under the Plan. We will also send you an Internal Revenue Service Form 1099-B in the event of a sale or the liquidation or closing of your account. You should retain the tax forms and your year-end or final statement for tax reporting purposes.

PLAN OF DISTRIBUTION

Shares of Common Stock for Participants under the Plan will either be directly purchased from us or through the Plan agent in the open market. We will pay any brokerage commissions or service fees for purchases of shares of our Common Stock under the Plan and all costs for administration of the Plan. (See also Question 15 above.)

INTERESTS OF NAMED EXPERTS AND COUNSEL

Mr. Robert M. Johnson, Esq., our Assistant General Counsel, has given an opinion to the SEC upon the validity of the shares of Common Stock being registered. We employ Mr. Johnson on a full-time basis.

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Southwest Gas Corporation for the year ended December 31, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of the respective document.

Information contained on or accessible through our Internet site does not constitute part of this prospectus supplement or the accompanying prospectus.

1,000,000 Shares

COMMON STOCK, $1 Par Value

PROSPECTUS SUPPLEMENT

DIVIDEND REINVESTMENT

AND

STOCK PURCHASE PLAN